EXHIBIT 99.1

N E W S	R E L E A S E

SUBJECT:	HAVERTYS
ANNOUNCES RETIREMENT OF TONY WILKERSON, EVP, MERCHANDISING
AND PROMOTIONS

ATLANTA, GEORGIA, February 2, 2009 HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) announced today that Tony Wilkerson, Executive Vice President, Merchandising, has elected to retire from the Company, effective February 15, 2009.

“Tony has been a valuable member of the Havertys team for over 32 years,” said Clarence Smith, president and chief executive officer. “He was instrumental in the development of our private label Havertys® merchandise in 2000 and helped us maneuver the rapid shift in the industry as our manufacturers moved from domestic to foreign production. I will miss his talents and expertise but he leaves us with a terrific line-up of stylish quality furniture and a strong merchandising team.”

Mr. Wilkerson said, “It has been a great privilege to have spent most of my career with a company with such incredible history and respect in its industry. I am very appreciative of the support from the wonderful people I have worked with over the years and look forward to watching Havertys’ future success as I move into the next phase of my life.”

M. Tony Wilkerson was promoted to executive vice president, merchandising in 2005. He was named senior vice president, marketing in 1994 and was a director of Havertys from 1999 to May 2003. He was responsible for the development and execution of Havertys’ entire merchandising strategies. Mr. Wilkerson joined Havertys in 1976 and was in store operations for over 9 years before joining the corporate merchandising team as a case goods and upholstery buyer.

The Company also announced today the promotions of Richard Gallagher, Rhonda Wolf and John Farris, effective February 15, 2009.

Richard D. Gallagher will serve as senior vice president, merchandising. He was named vice president, merchandising in 2005. Mr. Gallagher had over 15 years experience in store operations with Havertys before being named Director of Store Operations in 2003 and Assistant Vice President, Stores in 2004. Mr. Gallagher will report to Clarence H. Smith, president and chief executive officer.

Rhonda J. Wolf will serve as vice president, merchandising. She was named assistant vice president, merchandising in 2002 and also director of upholstery in 2006. Ms. Wolf had over 10 years experience in store operations with Havertys before joining the corporate merchandising team in 1999.

John C. Farris will serve as assistant controller. He joined Havertys in 2004 and was a key member of the implementation team that successfully converted Havertys accounting platforms. He was promoted to Manager of General Accounting in 2005 and Director of General Accounting in 2007. He will continue to report to Randall A. Davis, Controller. Mr. Farris is a certified public accountant and has over 16 years of accounting experience.

Clarence H. Smith, president and chief executive officer said, “We are pleased to promote these experienced, dedicated professionals to serve in key positions in the merchandising and accounting areas of our business, functions critical to Havertys’ operations and success.”

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Contact for Information:	Jenny Hill Parker
Vice President,
Secretary and Treasurer
(404) 443-2900